                                                                     EXHIBIT 2.1


                                                           Reading Translation
                                                           Attachment II to Deed
                                                           G 277/1998 of Notary
                                                           Dr. Peter Gamon in
                                                           Frankfurt am Main

                                                           Original document was
                                                           written in German.
                                                           English translation
                                                           of the executed
                                                           German version has
                                                           omitted the signature
                                                           pages.


                            SHARE PURCHASE AGREEMENT

of June 28, 1998 (the "Agreement")
between

(1)      Mr. Volker Zahn,
         Ritastra(beta)e 1,
         63834 Sulzbach,

(2)      Mr. Dirk Schrecker,
         Kerschensteinerstra(beta)e 14,
         67547 Worms,

(3)      Ms. Judith Schrecker,
         Topferstra(beta)e 13,
         67549 Worms,

(4)      Mr. Jan Schrecker,
         Kerschensteinerstra(beta)e 14,
         67547 Worms,

(5)      Mr. Kurt Wolf,
         Hauselgasse 21,
         69124 Heidelberg,

(6)      Ms. Birgit Webster,
         Hauselgasse 21,

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                                                                               2
         69124 Heidelberg and

(7)      Mr. Albrecht Kerschbaumer,
         Reichenbergstra(beta)e 58,
         71067 Sindelfingen

         on the one side

                                   (the parties under no. (1) to (7) hereinafter
                                                   referred to as the "Sellers")

and on the other side

(8)      ADI Holding GmbH
         c/o Bruckhaus Westrick Heller Lober
         Taunusanlage 11
         60329 Frankfurt am Main

                                    (hereinafter referred to as "Holding GmbH"),

(9)      ADI Management GmbH
         c/o Bruckhaus Westrick Heller Lober
         Taunusanlage 11
         60329 Frankfurt am Main

                              (hereinafter referred to as "Management GmbH") and

(10)     ADI Beteiligungs GmbH
         c/o Bruckhaus Westrick Heller Lober
         Taunusanlage 11
         60329 Frankfurt am Main

                                  hereinafter referred to as "Beteiligungs GmbH"

                                            (Beteiligungs GmbH, Holding GmbH and
                                            Management GmbH hereinafter referred
                                                        to as the "Purchasers").





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                                                                               3


                                    PREAMBLE

(A) The Sellers and Ms. Rita Lips, wohnhaft Villenstra(beta)e 4b in 67433 Neustadt are the sole shareholders of EMD Gesellschaft fur Elektroinstallation- und Maschinenbau-Dienstleistungen m. b. H. which is registered in department B of the Commercial Register of the Lower Court of Aschaffenburg under registration number HRB 2520 and has its head office at Aschaffenburg (hereinafter together with its legal successors referred to as "EMD A"). The stated capital of EMD A is DM 75.000,-- and is fully paid up. The stated capital consists of the following shares:

         (1) a share in the nominal amount of DM 22.500,--, which is held by Mr. Volker Zahn,

         (2) a share in the nominal amount of DM 15.000,--, which is held by Ms. Judith Schrecker,

         (3) a share in the nominal amount of DM 15.000,--, which is held by Mr. Jan Schrecker, and

         (4) a shares in the nominal amount of DM 22.500,--, which is held by Ms. Rita Lips.

(B) The Sellers are the sole shareholders of EMD Gesellschaft fur Elektroinstallation- und Maschinenbau-Dienstleistungen m. b. H. which is registered in department B of the Commercial Register of the Lower Court of Mannheim under registration number HRB 4335 and has its head office at Mannheim (hereinafter together with its legal successors referred to as "EMD M"). The stated capital of EMD M is DM 50.000,-- and is fully paid up. The stated capital consists of the following shares:

         (1) a share in the nominal amount of DM 15.000,--, which is held by Mr. Volker Zahn,

         (2) a share in the nominal amount of DM 7.500,-- which is held by Mr. Volker Zahn,

         (3) a share in the nominal amount of DM 10.000,-- which is held by Ms. Judith Schrecker,

         (4) a share in the nominal amount of DM 10.000,--, which is held by Mr. Jan Schrecker,

         (5) a share in the nominal amount of DM 7.500,--, which is held by Mr. Dirk Schrecker.
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                                                                               4

(C) The Sellers and Ms. Rita Lips are the sole shareholders of EMD Gesellschaft fur Elektroinstallations- und Maschinenbau-Dienstleistungen mbH which is registered in department B of the Commercial Register of the Lower Court of Boblingen under registration number HRB 3398 and has its head office at Sindelfingen (hereinafter together with its legal successors referred to as "EMD S"). The stated capital of EMD S is DM 50.000,-- and is fully paid up. The stated capital consists of the following shares:

         (1) a share in the nominal amount of DM 10.800,--, which is held by Mr. Volker Zahn,

         (2) a share in the nominal amount of DM 10.900,--, which is held by Ms. Rita Lips,

         (3) a share in the nominal amount of DM 10.800,-- which is held by Mr. Dirk Schrecker,

         (4) a share in the nominal amount of DM 12.500,--, which is held by Mr. Albrecht Kerschbaumer, and

         (5) a share in the nominal amount of DM 5.000,-- which is held by Mr. Kurt Wolf.

(D) The Sellers and Ms. Rita Lips are the sole shareholders of EMD Gesellschaft fur Elektroinstallation- und Maschinenbau-Dienstleistungen mbH which is registered in department B of the Commercial Register of the Lower Court of Freiburg i. Br. under registration number HRB HRB 3372 and has its head office at Freiburg (hereinafter together with its legal successors referred to as "EMD F"). The stated capital of EMD F is DM 50.000,-- and is fully paid up. The stated capital consists of the following shares:

         (1) a share in the nominal amount of DM 11.250,--, which is held by Mr. Volker Zahn,

         (2) a share in the nominal amount of DM 7.500,--, which is held by Ms. Judith Schrecker,

         (3) a share in the nominal amount of DM 7.500,--, which is held by Mr. Jan Schrecker, and

         (4) a share in the nominal amount of DM 11.250,--, which is held by Ms. Rita Lips.

         The share in the nominal amount of DM 12.500,-- which was subscribed to by Mr. Thomas Schmitz-Mittweg's on occasion of the formation of EMD F was cancelled with legal and economic effect as of December 18, 1992. This shares was either not reissued or issued to EMD F which - in this case - has taken over this share and continues to hold such share for its own account.


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                                                                               5


(E) The Sellers and Ms. Rita Lips are the sole shareholders of EMD Gesellschaft fur Elektroinstallation- und Maschinenbau-Dienstleistungen mbH which is registered in department B of the Commercial Register of the Lower Court of Bruchsal under registration number HRB 1093 and has its head office at Bruchsal (hereinafter together with its legal successors referred to as "EMD B"). The stated capital of EMD B is DM 50.000,-- and is fully paid up. The stated capital consists of the following shares:

         (1) a share in the nominal amount of DM 11.250,--, which is held by Mr. Volker Zahn,

         (2) a share in the nominal amount of DM 7.500,--, which is held by Ms. Judith Schrecker,

         (3) a share in the nominal amount of DM 7.500,--, which is held by Mr. Jan Schrecker,

         (4) a share in the nominal amount of DM 12.500,-- which is held by Mrs. Birgit Webster, and

         (5) a share in the nominal amount of DM 11.250,-- which is held by Ms. Rita Lips.

(F) By notarial deeds dated September 22, 1997 - roll of deeds of the notary Dr. Victor Beikert, Viernheim, No. 471/97, 473/97, 474/97 and 475/97 - Ms. Rita Lips and certain Sellers have agreed on the sale, division and transfer of shares held by Ms. Lips as follows:

         (1) Out of her share in EMD A in the nominal amount of DM 22.500,--, it was intended that divided shares in the nominal amount of DM 11.250,-- should be assigned to Mr. Volker Zahn and Mr. Dirk Schrecker,

         (2) Out of her share in EMD S in the nominal amount of DM 10.900,--, it was intended that two parts of the divided share in the nominal amount of DM 3.450,-- each should be assigned to Mr. Volker Zahn and Mr. Dirk Schrecker and one part of the aforementioned share in the nominal amount of DM 4.000,-- should be assigned to Mr. Albrecht Kerschbaumer,

         (3) Out of her share in EMD F in the nominal amount of DM 11.250,--, it was intended that two parts of that share in the nominal amount of DM 5.625,-- each should be assigned to Mr. Volker Zahn and Mr. Dirk Schrecker, and


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                                                                              6


         (4) Out of her share in EMD B in the in the nominal amount of DM 11.250,--, it was intended that two parts of that share in the nominal amount of DM 3.800,-- each should be assigned to Mr. Volker Zahn and Mr. Dirk Schrecker, and one part of the aforementioned share in the nominal amount of DM 3.650,-- should be assigned to Mr. Kurt Wolf.

         These transfers and divisions of shares are expected to be invalid, as they would provide for fractions of shares which (in violation of Section 17 GmbHG) cannot be divided by 100. The Sellers, therefore, intend by notarial agreement with Ms. Lips to confirm the invalidity of these transfers and divisions and, as a matter of precaution, to agree on the immediate re-transfer of any shares and rights, if transferred under the aforementioned notarial deeds dated September 22, 1997. Accordingly, Mr. Volker Zahn and Mr. Dirk Schrecker will confirm the invalidity of the notarial deed of December 30, 1997, role of deeds no. 802/1997 of the notary Dr. Viktor Beikert - with which one of the aforementioned deficiencies should have been remedied by assigning a part of the share of Mr. Dirk Schrecker to Mr. Volker Zahn, and, as a matter of precaution, agree on the immediate re-transfer of the share assigned under this notarial deed.

         Immediately thereafter, the Sellers intend by notarial deed shareholder resolution (amending articles of association) to adjust the nominal share values of the following shares in EMD F and EMD B such adjustments upon registration leading to the following changes in comparison with the shareholdings listed under Section D and E of their
         Preamble:

         With respect to EMD F as well as EMD B the shares of Mr. Volker Zahn will have a nominal value of DM 11.300,-- (instead of DM 11.250,-- so far) and the one of Rita Lips will have a nominal value in the amount of DM 11.200,-- (instead of DM 11.250,-- so far).

         This adjustment becomes necessary due to the fact that the shares - in violation of Section 5 GmbHG - had been defined upon incorporation with a value which cannot be divided through 100.

         In the same notarial deed regarding EMD F, Mr. Jan Schrecker, the other sellers, Ms. Lips and EMD F will at the same time, by agreement and shareholder resolution amending the articles of association, agree to the representation of Mr. Jan Schrecker as a minor by his parents in connection with the incorporation of EMD F and subscription of shares by Mr. Jan Schrecker and, as a matter of precaution, will agree once more on the issue of the Shares in EMD F - stated for Mr. Jan Schrecker under Section D of the Preamble - to Mr. Jan Schrecker and Mr. Jan Schrecker will subscribe to this Share.

         The Sellers will cause Ms. Lips to:

         (a) as a matter of precaution, approve the sale and assignment of shares in EMD M of October 10, 1997,

         (b) sell, divide and assign all shares in EMD A and EMD F pursuant to Sections A and C of the Preamble with immediate in rem effect and

         (c) sell, divide and assign all of the shares in EMD S and EMD F pursuant to the repartition according to Section F of the Preamble with in rem effect conditioned on the prior registration of the aforementioned alteration with the articles of association with the commercial register of the lower courts in Freiburg and Bruchsal as follows:

                  (1) out of her share in EMD A in the nominal amount of DM 22.500,-- sale and assignment of one part of the share in the nominal amount of DM 11.300,-- to Mr. Volker Zahn and one in the nominal amount of DM 11.200,-- to Mr. Dirk Schrecker,

                  (2) out of her share in EMD S in the nominal amount of DM 10.900,-- sale and assignment of one part of the share in the nominal amount of DM 3.500,-- to Mr. Volker Zahn, one part of the share in the nominal amount of DM 3.400,-- to Mr. Dirk Schrecker and one part of the share in the nominal amount of DM 4.000,-- to Mr. Albrecht Kerschbaumer,

                  (3) out of her share in EMD F in the nominal amount of DM 11.200,-- sale and assignment of divided shares in the nominal amount of DM 5.600,-- each to Mr. Volker Zahn and Mr. Dirk Schrecker and

                  (4) out of her share in EMD B in the nominal amount of DM 11.200,-- sale and assignment of divided shares in the nominal amount of DM 3.800,-- each to Mr. Volker Zahn and Mr. Dirk Schrecker as well as a part of the aforementioned share in the nominal amount of DM 3.600,-- to Mr. Kurt Wolf.

                  If it is advisable, not to divide the aforementioned shares in EMD A, or in the other aforementioned companies, Mr. Volker Zahn will acquire those shares from Ms. Rita Lips (at the same time as trustee for the otherwise intended purchasers) without division of the shares or, as a matter of precaution, a joint acquisition by the purchasers if stipulated. The individual assignment agreement explicitly comprises also all future shares, all subscription rights for new shares and rights to all profits of the past or in the future, e.g. all claims for profits having accrued after September 22, 1997 as well as all other contemporary or future rights of Ms. Rita Lips in connection with or in the place of her shares in the companies. As a matter of precaution, the notarial deed will explicitly provide also for the assignment of all additional shares (including the aforementioned rights), which are currently owned by Ms. Rita Lips in access of the shares mentioned in Section A-F of the Preamble - e.g. on grounds of prior invalid assignments, divisions or in case of the invalidity of the aforementioned repartition of shares.

                  Finally, all Sellers and Ms. Lips will affirm and repeat any and all shareholder resolutions after September 22, 1997 with regard to EMD A, EMD S, EMD F, EMD B and, if necessary, also EMD M. They will also, if necessary or appropriate, affirm or repeat prior shareholder resolutions and prior assignments or divisions of shares.


(G) As a consequence of the aforementioned transactions, immediately upon registration of the aforementioned changes regarding the articles of association of EMD F and EMD B, shares in the aforementioned companies (EMD A, EMD M, EMD S, EMD F and EMD B, in the following individually referred to as a "Company" and collectively referred to as the "Companies") will be held as follows:


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                                                                               9


         1) The Sellers will be the sole shareholders of EMD A and the stated capital of EMD A with a fully paid up nominal value of DM 75.000,-- will consist of the following shares:

             (a) a share in the nominal value of DM 22.500,-- which is held by Mr. Volker Zahn,

             (b) a share in the nominal value of DM 11.300,-- which is held by Mr. Volker Zahn,

             (c) a share in the nominal value of DM 15.000,-- which will be held by Mrs. Judith Schrecker,

             (d) a share in the nominal value of DM 15.000,-- which will be held by Mr. Jan Schrecker,

             (e) a share in the nominal value of DM 11.200,-- which will be held by Mr. Dirk Schrecker,

         2.) The Sellers will be the unchanged sole shareholders of EMD M as provided for in Section B of this Preamble.

         3.) The Sellers are the sole shareholders of EMD S and the stated capital of EMD S with a fully paid up nominal value of DM 50.000,-- will consist of the following shares:

                    (a) one share in the nominal value of DM 10.800,-- which will be held by Mr. Volker Zahn,

                    (b) one share in the nominal value of DM 3.500,-- which will be held by Mr. Volker Zahn,

                    (c) one share in the nominal value of DM 10.800,-- which will be held by Mr. Dirk Schrecker,

                    (d) one share in the nominal value of DM 3.400,-- which will be held by Mr. Dirk Schrecker,

                    (e) one share in the nominal value of DM 12.500,-- which will be held by Mr. Albrecht Kerschbaumer,

                    (f) one share in the nominal value of DM 4.000,-- which will be held by Mr. Albrecht Kerschbaumer,

                    (g) one share in the nominal value of DM 5.000,-- which will be held by Mr. Kurt Wolf,

         4.) The Sellers are the sole shareholders of EMD F and the stated capital of EMD F with a fully paid up nominal value of DM 50.000,-- will consist of the following shares:

                    (a) one share in the nominal value of DM 11.300,-- which will be held by Mr. Volker Zahn,

                    (b) one share in the nominal value of DM 5.600,-- which will be held by Mr. Volker Zahn,

                    (c) one share in the nominal value of DM 7.500,-- which will be held by Mrs. Judith Schrecker,

                    (d) one share in the nominal value of DM 7.500,-- which will be held by Mr. Jan Schrecker,

                    (e) one share in the nominal value of DM 5.600,-- which will be held by Mr. Dirk Schrecker,

                    (f) one share in the nominal value of DM 12.500,-- which is held by EMD F on its own account.

         5.)

                    The Sellers are the sole shareholders of EMD B and the stated capital of EMD F with a fully paid up nominal value of DM 50.000,-- will consist of the following shares:

                    (a) one share in the nominal value of DM 11.300,-- which will be held by Mr. Volker Zahn,

                    (b) one share in the nominal value of DM 3.800,-- which will be held by Mr. Volker Zahn,

                    (c) one share in the nominal value of DM 7.500,-- which will be held by Mrs. Judith Schrecker,

                    (d) one share in the nominal value of DM 7.500,-- which will be held by Mr. Jan Schrecker,

                    (e) one share in the nominal value of DM 3.800,-- which will be held by Mr. Dirk Schrecker,

                    (f) one share in the nominal value of DM 12.500,-- which will be held by Mrs. Birgit Webster,

                    (g) one share in the nominal value of DM 3.600,-- which will be held by Kurt Wolf.



(H) The Sellers are interested to divest themselves of all shares in all of the Companies. The Purchasers are interested to purchase all shares existing with respect to the Companies (all shares including partial shares following from their division in the following individually and collectively referred to as the "Shares").

         The aforementioned remarks were only made for clarification purposes. Legal claims will only result from the provisions hereinafter.

This aforesaid, the parties agree as follows:


                                    ARTICLE 1
       Sale and Assignment of Shares, Further Undertakings of the Sellers

1.        Upon the terms and conditions of this Agreement Mr. Volker Zahn, Mrs.
          Judith Schrecker, Mr. Jan Schrecker and Mr. Dirk Schrecker sell

                  -       all shares in EMD M and EMD F to Holding GmbH and
                  -       all shares in EMD A to Beteiligungs GmbH,

          including all ancillary rights, and Holding GmbH and Beteiligungs GmbH accept the sale in the respective cases.

2.       Upon the terms and conditions of this Agreement

          - Mr. Volker Zahn undertakes to divide his Shares in EMD S in the nominal amount of DM 10.800 into one Share with a nominal amount of DM 500,-- and one Share with a nominal amount of DM 10.300 and

          - Ms. Birgit Wolf undertakes to divide her shares in EMD B in the nominal amount of DM 12.500,-- into one share with the nominal amount of DM 500,-- and one share with the nominal amount of DM 12.000,--,

         and

         (a) Mr. Volker Zahn herewith sells to Management GmbH the aforementioned Share in EMD S in the nominal amount of DM 500,-- and Ms. Birgit Wolf sells to Management GmbH the aforementioned Share in EMD B in the nominal amount of DM 500.-- and

         (b) Mr. Volker Zahn herewith sells to Beteiligungs GmbH the aforementioned Share in EMD S in the nominal amount of DM 10.300,--, and Ms. Birgit Wolf sells to Beteiligungs GmbH the aforementioned Share in EMD B in the nominal amount of DM 12.000,--

         in each case including all ancillary rights, and Management GmbH and Beteiligungs GmbH each accept such sales.

         Upon the terms and conditions of this agreement

                  -         Mr. Volker Zahn,
                  -         Mr. Dirk Schrecker,
                  -         Mr. Albrecht Kerschbaumer and
                  -         Mr. Kurt Wolf

         sell all remaining shares in EMD S, and

                  -         Mr. Volker Zahn,
                  -         Ms. Judith Schrecker,
                  -         Mr. Jan Schrecker,
                  -         Mr. Dirk Schrecker,
                  -         Mr. Kurt Wolf and
                  -         Ms. Birgit Webster

         sell the remaining shares in EMD B,
          in each case including all ancillary rights, to Beteiligungs GmbH and Beteiligungs GmbH accepts these sales in each individual case.

3. The sale of the shares includes especially also all future shares, subscription rights for new shares and claims to profits accrued in the past or occurring in the future as well as all presently existing or in the future arising rights in connection with or in the place of the sold shares. The parties agree and stipulate that by this contract any and all shares in the companies (including the shares currently held by Ms. Lips) are sold. They further agree and stipulate that the aforementioned obligations to assign and divide shares will apply mutatis mutandis for any and all present or future shares which are not mentioned in the Preamble or for shares which will replace existing shares in the companies, especially if shares in one company have a deviating nominal value or were divided or merged or are held by other shareholders individually or currently. Sold are especially also any additional shares or such shares with an increased nominal value (including ancillary rights), which a seller holds in excess of those shares described in the Preamble, e.g. due to prior invalid assignment or division of shares. Such additional or increased shares are to be transferred to the respective buyer of the remaining shares of the respective company without additional remuneration or, as in the case of EMD S and EMD B, such shares are to be transferred to Beteiligungs GmbH also without any additional remuneration. In addition to the shares and rights owed under the aforementioned provisions for an unchanged purchase price in its existing division, the Sellers remain obliged to fulfil the sales of shares under Articles 1.1 and 1.2, if not already fulfilled by the aforementioned assignments. Further, every purchaser may assert claims for the violation of guarantees pursuant to Articles 4 and 5.

         4. On the Closing Date (as defined hereinafter) the Sellers and the Purchasers (and/or their denominees) will agree by separate notarial deed (the "Transfer Deed") on the transfer of all Shares in the Companies in accordance with the aforementioned sale to the respective Purchasers or, at the election of the respective Purchaser, to an affiliated company which is to be denominated by the Purchaser. Alternatively, upon request of a Purchaser, the Sellers shall cause one or several Companies in satisfaction of the aforementioned sale to accept the assignment of one or several Shares in one or several other Companies, provided that the Purchaser makes available to the respective EMD Company sufficient financing for,, or pays on its behalf, the relevant portion of the Purchase Price. For the event of such substitution of a Purchaser by an affiliate or another Company, the Purchasers reserve the right to assign claims under this Agreement to the respective affiliate or Company.

         The assignment deed will especially include the following provisions:

         a) Besides the explicit assignment of all shares sold pursuant to Articles 1.1. and 1.2., as a matter of precaution, also an assignment of all additional or deviating shares and rights, which are included in the sale pursuant to Article 1.3.

         b) The sellers, as joint in several debtors, will warrant in the form of an independent promise of guaranty, the legal consequences of which are to be determined pursuant to
                  Article 5 of this contract, vis-a-vis the Purchasers, and potential replacement acquirors, that the statements under Preamble G of this contract were true and complete on the Closing Date and at the moment in which the condition precedent for the assignment of the shares under the assignment deed are fulfilled. The Sellers further undertake to repeat their guaranty, according to which the subsequently made statements in Articles 4.1. till 4.8., 4.10., 4.11., 4.14. and 4.21. are accurate and complete on the date of the notarisation of this Agreement and the Closing Date and at the moment in which conditions under the assignment deed for the assignment of shares are fulfilled and, in as far as the statements relate to future periods of time, are also accurate and complete for the future. Other guarantees will not be repeated, but remain in force unchanged for such dates or periods of time, for which they were given under this contract.

         c) <Each Seller's assignment of his Shares will be subject to the condition precedent that (a) his full portion of the first and second tranche of the Purchase Price pursuant to Article 2.1(a) and (b) of this Agreement has been paid by the Purchasers to the bank account named for the respective Seller under Article 2.6. and (b) the guaranty pursuant to Attachment A was received by the respective Seller.

         Notwithstanding the transfer of the shares becoming effective with the satisfaction of the aforementioned conditions, each Seller undertakes in due course immediately following to the receipt of his portion of the first and second tranche on his bank account, in no event later than the third banking day after such receipt to make available to the notary recording this Agreement a legally binding payment confirmation of the Seller in the form of Attachment 1.4 of the reference deed to this Agreement. The parties will instruct the notary to attach such payment confirmations to the assignment deed. Should the notary for any reason not receive a Seller's payment confirmation within five banking days (here, before and in the following referring to days at which banks in Frankfurt/Main are open to the public) after payment of the first and second tranche of the Purchase Price, then confirmations of the banks named in Article 2.6 or, if any of these bank confirmations is not provided to the notary within 10 banking days after the payment of the Sellers' portion of the first and second Tranche of the Purchase Price a confirmation of the bank used by the Purchasers for the transfer of the first and second tranche of the Purchase Price shall serve as confirmation of payment if such bank therein confirms that it has transferred an amount equal to the respective Seller's portion of the First and second tranche of the Purchase Price to the account of the Seller. The bank confirmations referred to in sentence 1 or 3 of this subparagraph of Article 1.4, respectively, shall constitute irreputable evidence that the Seller has received his portion of the first and second tranche of the Purchase Price.>

5. The parties herewith undertake, to validly sign the assignment deed within seven banking days (the day of the entering into of the assignment deed in this contract will be referred to as "Closing Date") after the fulfilment of all of the subsequently mentioned conditions and at the same time to pass all necessary shareholder resolutions and all necessary declarations of consent of the companies:

          (a) Any and all measures which were described in Section F of the Preamble of this contract or equivalent measures which were agreed upon with the Purchasers have been successful and were concluded to the utmost satisfaction of the Purchasers evidenced by a transfer of the respective documents in copy or - at the election of the Purchaser - certified copy and, if it has not become clear without doubt that, in case the alteration of the articles of association can not be registered, the repartition of shares and the participation of Mr. Jan Schrecker are valid even without the alteration of the articles of association, the alterations of the articles of association of EMD S and EMD B which respect, inter alia, to the repartition of the nominal shares and the confirmation of the shareholder position of Mr. Jan Schrecker are registered with the commercial register of the lower courts in Bruchsal or Freiburg, respectively, and the attorney-at-law Denschlag as representative of the Sellers and the attorney at law Matthias Kuhn as representative of the Purchasers have received certified excerpts of the commercial register for EMD F and EMD B which confirm the aforementioned, and

          (b) the conditions and measures as described under Articles F and G of the Preamble to this contract have not been questioned by Ms. Rita Lips or others in a well-founded manner.

                    The Purchasers undertake to use their best efforts to fulfil the conditions set forth in Article 1.5. All conditions must be fulfilled for all companies and a waiver hereof is only possible by all parties acting jointly. Until the Closing Date, every Purchaser and every Seller will be entitled to resign from the contract without being subject to any claims, if the conditions set forth under Article 1.5 (a)or
                    (b) are not fulfilled until October 31, 1998, provided that the delay in fulfilment of the conditions is based on circumstances, for which the resigning party is not responsible.

                    Every Purchaser may resign from this contract within 15 banking days, if:

                  (x) the Purchasers and their affiliated companies, within this period of time, are not able to procure all approvals necessary for the execution of this contract by the financial institutions, which currently have granted loans, undertakings to grant loans or guaranties of a bill to the Purchasers or to affiliated companies or which will do so in the future; or

                  (y) the Purchasers or their affiliated companies were not able during this period of time to receive from their banks with reasonable conditions undertakings for the granting of a loan in an amount equalling the purchase price under this Agreement, if this purchase price - at the election of the purchasers - it is not to be financed with equity.

                  In the event of a justified resignation of one party, any obligations of the other parties under this contract will expire with the exception only of the herewith agreed obligation of the Sellers to reimburse the purchasers for the costs caused by the negotiations relating to, the conclusion and the execution of this contract (including the expenses for chartered accountants, tax advisors, lawyers, notaries and banks) in the event that the Sellers will violate their obligations under Article 1.5 and Article 1.7 (a), respectively, obligating them to fulfil the conditions of this
                  Article 1.5 (a) and (b). In case of a resignation by the Purchasers, any obligations to compensate the Sellers are excluded, with the exception of the notarial costs resulting from this contract and the reference deed for the event that the Purchasers did not use their best efforts to bring about the occurrence of the circumstances pursuant to subparagraph
                  (x) or (y). Other claims of the Purchasers or Sellers for damages on grounds of violation of the obligation to bring about the conditions pursuant to Article 1.5 (a) and (b) respectively (x) or (y) are excluded.

Irrespective of the date when the assignment of the Shares becomes effective ad rem (dinglich), it shall have economic effect as of the closing date and the parties shall treat each other as if the assignment had occurred as of such date. The Sellers undertake to procure that the Companies from the date of this Agreement until the effectiveness of the assignment of the Shares pursuant to the Transfer Deed carry on their business operations in accordance with past practice and in the ordinary course of business except that the Purchasers have granted their prior written consent in writing to any exceptions therefrom. In addition, the Sellers will guarantee that shareholder resolutions relating to the companies and measures which, according to the articles of association, rules of procedure or pursuant to an employment agreement require the approval by the shareholders' meeting, will only be carried out, if Mr. Ernest Patterson, chief executive officer of the ADI Group, has consented to such actions in advance.

6. The Companies' entire profits of the current fiscal yearto the extent they have not been distributed to shareholders, the profits of previous fiscal years (i.e. profits carried forward and profits of previous fiscal years with respect to which no resolution on the appropriation of results [Ergebnisverwendung] has been passed) shall be exclusively for the account of the Purchasers.

7.       The Sellers undertake and guarantee,


         (a) that they will use their best efforts to fulfil the condition set forth under Article 1.5 (a) and (b) or their equivalent and that they will until the Closing Date have passed the shareholder resolutions which are in draft form attached to this Agreement as Attachment B and which relate to the assignment and division of shares and the release of the Sellers (respectively acquirors replacing the Sellers) from any covenant not to compete set forth by law or the articles of association and they will cause the managing directors of the companies to grant the consent to the assignments and divisions of shares in the name of the respective companies pursuant to a consent declaration which is attached to this agreement in draft form as Attachment C;

         (b) that they, with value before the signing of this contract, pay or will have paid all amounts owed to the companies including interest, irrespective of the fact whether or not those obligations were due.

         (c) that they will use their best efforts to bring about the conclusion of the software licensing agreement with RuN Reimann und Nissle Gesellschaft fur Softwareentwicklung mbH, 69469 Weinheim, attached as Attachment 1.7 (b) of the reference deed, for all companies and prior to the Closing Date and guarantee that RuN Reimann und Nissle Gesellschaft fur Softwareentwicklung mbH, for purposes of confirmation of existing oral agreements, will sign the software licensing agreement attached to this agreement as Attachment D with all companies;

          (d) that until the valid assignment of the shares, distributions by the companies will neither be resolved, nor will such distributions be carried out and furthermore that transactions between a Seller, persons close to him, companions or affiliated companies, respectively, and a company will only be entered into, terminated or changed and the companies will grant guarantees or other securities for the benefit of the Seller, a person close to him, a companion or for the benefit of an affiliated company of a Seller, a person close to him or a companion, if this is in the interest of a company and the purchasers have granted prior approval.


                                    ARTICLE 2
                Purchase Price, Further Undertakings of Purchaser

1. The aggregate purchase price for all Shares (the "Purchase Price") consists of

         (a) a first tranche (the "First Tranche") in the amount of DM 69,498,944 (in words: Deutsche Mark sixty-nine million four hundred and ninety-eight thousand and nine hundred forty-four)

         (b) a second tranche (the "Second Tranche") in the amount of DM 3,000,000,- (in words: Deutsche Mark three million) which is the consideration for the Sellers selling the Companies with the profits accrued since 1. January 1998;

         (c) a third tranche (the "Third Tranche") in the amount of DM 2,250,000 (in words: Deutsche Mark two million two hundred fifty thousand), and

         (d) a fourth tranche (the "Fourth Tranche") in the amount of DM 2,250,000 (in words: Deutsche Mark two million two hundred fifty thousand).

2. Each Seller is entitled - as individual debtor (Einzelglaubiger) - only to that portion of the Purchase Price and Tranches, respectively, attributable to a certain Company which is stated for the respective Company and Seller, respectively, in the following chart:

                                                                              20


         a)       First Tranche
                                                 EMD A         EMD M          EMD S           EMD F         EMD B

          Dirk Schrecker                          DM             DM             DM            DM             DM
                                               3.551.235      255.128       8.074.870      1.220.470      581.692


          Volker Zahn                             DM             DM             DM            DM             DM
                                              10.653.70       765.385       8.074.870      3.661.410     2.303.807
                                                   5

          Judith Schrecker                        DM             DM             DM            DM             DM
                                               4.734.980      340.171           0          1.627.293     1.148.077


          Jan Schrecker                           DM             DM             DM            DM             DM
                                               4.734.980      340.171           0          1.627.293     1.148.077


          Kurt Wolf                               DM             DM             DM            DM             DM
                                                   0             0          2.833.288          0          558.731


          Birgit Webster                          DM             DM             DM            DM             DM
                                                   0             0              0              0         1.913.461


          Albrecht Kerschbaumer                   DM             DM             DM            DM             DM
                                                   0             0          9.349.850          0             0



         b)       Second Tranche

                                                 EMD A         EMD M          EMD S          EMD F         EMD B

          Volker Zahn                             DM                                           -             -
                                                900.000,--       -              -


          Dirk Schrecker                           -             -              -             DM
                                                                                           900.000,--       -


          Kurt Wolf                                -             -              -              -             DM
                                                                                                           300.000,--


          Albrecht Kerschbaumer                    -             -              DM             -            -
                                                                              900.000,--


         c)       Third and Fourth Tranche

                  The Third and the Fourth Tranche shall be attributed to the individual Sellers - as individual creditors - and the Companies pro rata proportionately to the allocation of the First Tranche as reflected und Article 2.1 (a).

         In as far as the aforementioned payments to Mr. Volker Zahn are below the figures which would correspond to the nominal value of the shares sold by him, such difference is a result of the fact that Mr. Zahn in so far as he, on grounds of measures pursuant to Article F of the Preamble to this contract, will receive larger shares than he would have received, if the assignments pursuant to the notarial deed of September 22, 1997 which are described in the Preamble of this contract were valid, will be acting in the eternal relation ship as trustee, or under the granting of subparticipation for the benefit, of Mr. Dirk Schrecker (relating to EMD A, EMD F and EMD S), respectively, Mr. Kurt Wolf (relating to EMD B). If Mr. Zahn, as can be inferred from Preamble F, will take over further shares as a trustee, this will not affect the aforestipulated sales and Mr. Zahn will transfer the shares in so far for the account of the respective Sellers.

         Every Purchaser is only responsible for those parts of the purchase price, as individual debtor, which, pursuant to the aforementioned provisions of this Article 2.2, are attributable to the shares bought by him. In as far as a purchaser determines an affiliated company or a company for the acquisition of the shares bought by the Purchaser, the respective Purchaser's obligations to pay the purchase price accruing to the Purchaser will expire, as soon as (a) both parts of the first and second purchase price installment attributable to the Purchaser have been paid either by the respective Purchaser or, at this election, the respective affiliated company or the respective company and otherwise, (b) as soon as the respective affiliated company or the respective company has assumed his pro rata obligation relating to the third and fourth installment of the purchase price and the respective Seller has received as security the guaranty described in Article 1.4
         (c).

3. The First and Second Tranche plus 4% interest for the time after the signing of this agreement are to be transferred with value within 7 banking days following the Closing Date to the bank accounts stated for the individual Sellers under Article 2.6 hereinafter.

4. The Third Tranche shall be transferred within 12 months after the Effective Date, plus interest thereon for the period after the signing of this agreement at a rate of 4%, to the bank accounts stated for the individual Sellers under Article 2.6 hereinafter, provided that the Closing Statements have become binding between the parties in accordance with Art. 3.5 hereof at such payment date. In case that the Closing Statements should not have become binding between the parties within 12 months after the Closing Date, the Third Tranche shall be payable within 5 banking days following the date at which the Closing Statements have become binding. Any due claims of a Purchaser against a Seller shall be deducted from such Third Tranche irrespective to which purchaser or seller the set-off portion of the Tranche is attributable. For purposes of this set-off, the Sellers are jointly and severally liable for all obligations vis-a-vis the Purchasers even if this would not be the case outside the scope of this set-off agreement.

5. The Fourth Tranche shall be transferred within 24 months after the signing of this agreement, plus interest thereon for the period from the signing of this agreement at a rate of

          4%, to the bank accounts stated for the individual Sellers under
          Article 2.6 hereinafter, provided that the Closing Statements have become binding between the parties in accordance with Art. 3.5 hereof at such payment date. In case that the Closing Statements should not have become binding between the parties within 24 months after the Effective Date, the Second Tranche shall be payable within 5 banking days following the date on which the Closing Statements have become binding. Any due claims of a Purchaser against a Seller shall be deducted from such Fourth Tranche irrespective to which seller or purchaser, respectively, the set-off portion of the Tranche is attributable. For purposes of this set-off, the Sellers are jointly and severally liable for all obligations vis-a-vis the Purchasers even, if this would not be the case outside the scope of this set-off agreement.

6. The individual Seller's portion of the First, Second, Third and Fourth Tranche shall be paid to the bank account stated for the respective Seller hereinafter:


         SELLER                   BANK                                 BANK ID. NO.               ACCOUNT NO.
         Volker Zahn              Dresdner Bank Aschaffenburg          795 800 99                 16 13 583 00

         Dirk Schrecker           Deutsche Bank AG Mannheim            545 700 94                 3999 380 01

         Judith Schrecker         Deutsche Bank AG Mannheim            545 700 94                 3999 380 02

         Jan Schrecker            Deutsche Bank AG Mannheim            545 700 94                 3999 380 03

         Kurt Wolf                Dresdner Bank Bruchsal               660 800 52                 6041 75900

         Birgit Webster           Sparkasse Heidelberg                 672 500 20                 4170822

         Albrecht Kerschbaumer    Dresdner Bank Aschaffenburg          795 800 99                 162 936 000


                                    ARTICLE 3
                        Adjustment of the Purchase Price

1. The Purchasers have based their calculation of the First, Third and Fourth Tranche on the financial statements of the Companies as per December 31, 1997 (the "1997 Financial Statements") of which an excerpt is attached hereto as Attachment 3.1 a) of the reference deed and eight (8) times the adjusted EBIT (earnings before interest and taxes) for each Company as reflected in Attachment 3.1 b (the "Adjusted EBIT") which has been derived from the 1997 Financial Statements. If a Financial Statement 1997 of a Company has not been prepared in accordance with German generally accepted accounting principles or otherwise violates a representation under Article 4.8 of this contract, the Purchase Price is to be adjusted as follows: If the respective Financial Statements 1997 of the Company, in a case of their adjustment, shows Adjusted EBIT (calculated in line with the principles reflected in Attachment 3.1 b) for the period from January 1 until December 31, 1997 different from the Adjusted EBIT reflected in Attachment 3.1 b for such Company, the Purchase Price portion for the respective Company (a) shall be reduced by eight (8) times the amount by which the revised Adjusted EBIT falls short of the Adjusted EBIT reflected in Attachment 3.1 b or (b) shall be increased for the respective Company by eight (8) times of the amount by which the revised Adjusted EBIT exceeds the Adjusted EBIT reflected in Attachment 3.1. b. Should the Sellers and Purchasers of the respective Company not agree on the aforementioned violation of German GAAP or representation by the 1997 Financial Statements and on the corrected Adjusted EBIT within 20 bank business days since a Seller has received from a Purchaser or a Purchaser has received from a Seller a written indication for the revised Adjusted EBIT stating the relevant deficiencies, an independent expert shall be nominated by those Sellers and Purchasers which sell or acquire, respectively, Shares in the respective Companies and the expert will decide with binding and final effect upon all parties on the revised Adjusted EBIT (which is to be calculated in accordance with the principles reflected in Attachment 3.1 b) and on the reduction or increase of the respective Seller's and Purchaser's portion of the Purchase Price.

         The independent expert must be a German certified auditor or auditing firm (Wirtschaftsprufer) and shall be appointed jointly by all Sellers and Purchasers selling or acquiring, respectively, shares in the respective Company. If the respective parties fail to agree on the expert within 10 banking days since a party has requested from a party of the other side to have the 1997 Financial Statements reviewed by the independent expert, the expert shall be appointed by the president of the Institute of Auditors in Dusseldorf (Institut der Wirtschaftsprufer e.V.). The expert shall decide as an arbitrator of facts (Schiedsgutachter) within 20 banking days succeeding his appointment.

         If the determination of the Adjusted EBIT for an individual Company by such expert lies between the Adjusted EBIT reflected in Attachment 3.1 b and/or a Seller's and/or Purchaser's indication made in writing until nomination of the expert for the revised adjusted

          EBIT, such determination shall be final and binding upon all parties for the Adjusted EBIT of this Company; if the expert's indication for the Adjusted EBIT of a Company is outside, the Adjusted EBIT reflected for this Company in Attachment 3.1 b or a Seller's or a Purchaser's indication made vis-a-vis a party on the other side until nomination of the expert which is the closest to the determination of the independent expert, shall with binding and final effect upon all parties qualify as Adjusted EBIT for this Company.

         The costs of the independent expert shall be split among those Purchasers (as joint debtors on the one side) and those Sellers (as joint debtors on the other side) which have purchased or sold, respectively, shares in the Company proportionately to the amount by which the Adjusted EBIT for the respective Company as determined by the expert falls short of or exceeds the adjusted EBIT reflected in those documents which among all of the aforementioned written indications from a Seller or Purchaser and Attachment 3.1 b are the farest away from the determined Adjusted EBIT. As regards information and support,
         Article 3.6 Sentence 3 and 4 shall apply accordingly.

         To the extent that the final assessment of workmen's compensation for 1997 is already to be taken into account pursuant to Article 3.2 b hereunder, a reduction of the workmen's compensation for 1997 shall no more be taken into account for the purpose of calculating the Adjusted EBIT for the purpose of this Article 3.1. Furthermore, any reduction or refund of the workmen's compensation for 1996 shall not be taken into account in order to calculate the Adjusted EBIT and shall not give rise to an increase of the Purchase Price.

2.       The Purchase Price agreed in Article 2 of this Agreement

         (a)      shall be reduced

                  (aa) by the amount by which the total of the equity of a Company within the meaning of ss. 272 German Commercial Code less any outstanding shareholder's contributions at the Closing Date as determined by the Closing Balance Sheets defined in Article 3.3 (hereinafter referred to as the "Closing Equity") falls short of a minimum amount (the "Minimum Equity") reflected for this Company in Attachment 3.2. a of the reference deed, and in addition

                  (bb) by the monetary value of any obligations of a Company (together with interest, legal advise, litigation and other costs accruing before or after the Effective
                          Date) which are referring to or are caused during periods up to December 31, 1997 and which until the expiration of 36 months since the Closing Date arise or become known to the extent they have not or not fully been reflected or accrued in the respective 1997 Financial Statements and in addition

                  (cc) by the monetary value of any output or service performed after the signing of this agreement or existing obligations or reserves of a Company, Purchaser or legal successor (together with interest, legal advice, litigation and other costs incurred before or after the Effective Date) (i) vis-a-vis Ms. Rita Lips, to the extent that their total does exceed the pension reserve for Ms. Lips in the respective 1997 Financial Statements and the Effective Balance Sheet, (iii) vis-a-vis Mr. Thomas Schmitz-Mittweg or (iii) vis-a-vis the authorities due to the hiring out of employees in the construction sector (including fine imposed against a Company, Purchaser or managing director), and

         (b)      shall be

                          increased by eight times the amount (less ancillary charges, non-recoverable legal, litigation and other costs) by which it becomes definite and irrevocable through non-appealable assessment by the authorities or court ruling that the workmen's compensation of a Company for 1997 as assessed by the respective authorities and as fully accrued for in the 1997 Financial Statements has been too high or shall be reduced, respectively, by 8 times the amount by which it becomes definite and irrevocable through non-appealable assessment by the authorities or court ruling that the workmen's compensation of a Company for 1997 as assessed by the respective authorities and as fully accrued for in the 1997 Financial Statements has been too low.

                                                                              28
         The closing financial statements shall, if not already paid, fully accrue for the workmen's compensation which has been assessed by the authorities for 1996 and 1997 as accrued in the 1997 financial statements and not show refund claims in the balance sheet, even if a reduction or refund is granted or expected.

3. In order to determine the Closing Equity, a statement of each of the Companies (hereinafter referred to as the "Closing Statements") including a balance sheet at the Closing Date (hereinafter referred to as the "Closing Balance Sheets") and a profit-and-loss-account for the period from January 1, 1998 through the Closing Date shall be prepared. The Closing Statements have to be prepared in accordance with generally accepted accounting principles (Grundsatze ordnungsgema(beta)er Buchfuhrung) and observing continuity in the accounting and evaluation principles with the 1997 Financial Statements.

4. A draft of the Closing Statements (the "Draft Statements") shall be prepared by the Companies together with Price Waterhouse or another auditor of the Purchasers' choice The Purchasers and the Sellers shall endeavour to cause the Companies to prepare the Draft Statements within 20 banking days after the closing date. Immediately upon its preparation the Draft Statements shall be made available to the Purchasers and the Sellers.

5. The Draft Statements become binding between the parties and qualify as Closing Statements, especially with respect to the determination of the Closing Equity, if not within 20 banking days after his receipt of the Draft Statements for all Companies a Purchaser or Seller provides any party on the other side with (a) his written objection that one or several Draft Statements are not in accordance with the provisions of the Agreement and (b) revised drafts of Closing Statements (hereinafter referred to as the "Revised Statements") which reflect the amendments to be made in his opinion. In this case, the determination of all Closing Statements and in particular the Closing Equity shall be decided with binding effect upon all parties, by an independent expert.

         Such expert must be a German certified auditor or auditing firm (Wirtschaftsprufer or Wirtschaftsprufungsgesellschaft) and shall be appointed jointly by the parties. If the parties fail to agree on the expert within 10 banking days since a Purchaser or Seller for the first time made available a Revised Statement the expert shall be appointed by the president of the Institute of Auditors in Dusseldorf (Institut der Wirtschaftsprufer e. V.). The expert shall decide as an arbitrator of facts (Schiedsgutachter) within 20 banking days succeeding his appointment with binding and final effect upon all parties on the Closing Statements and the Closing Equity.

         If the determination of the Closing Equity for an individual Company by such expert lies between the equity reflected in the respective Draft Statement and a Revised Statement, such determination shall be final and binding upon all parties for the Closing Equity of this Company; if the expert's indication for the Closing Equity of a Company is outside, the Closing Equity reflected for this Company in the respective Draft Statement or the Revised Statement, which is the closest to the determination of the independent expert, shall with binding and final effect upon all parties qualify as Effective Equity for this Company.

6. From the costs of the auditors involved in the preparation of the Draft Statements the Purchasers shall bear as joint debtors an amount of up to DM 25.000 and otherwise the Sellers shall bear as joint debtors an amount up to DM 25.000,--. The costs of the independent expert shall be split among the Purchasers as joint debtors on the one side and the Sellers as joint debtors on the other side proportionately to the amount by which the total of the Closing Equity for all Companies as determined by the expert falls short of or exceeds the equity reflected in those statements which among all Draft Statements and Revised Statements are the farest away from the determined Closing Equity. The Purchasers shall procure that representatives of the auditors appointed in accordance with this Agreement shall have access to the offices of the Companies and to their books and records for the purpose of auditing the Draft Statements and Revised Statements, and that suitable personnel shall be available for the support of such representatives with respect to the audit of the Draft Statements and Revised Statements. The parties shall endeavour that the auditors appointed in accordance with this Agreement grant each other access to their working papers.

7. The amount of any reduction or increase of the Purchase Price pursuant to this Article 3 allocated to the Company to which the respective adjustment refers and is attributed to, shall on a pro rata basis be distributed to or paid by, respectively,, the Sellers and Purchasers of this Company in accordance with Article 2.2. (a). Each Seller shall pay its portion of any reduction and each Purchaser, respectively, shall pay its portion of any increase

         (a) in the events under Article 3.2 (a) (aa) within 10 banking days since, as regards all Companies, all Effective Statements have become binding between the parties in accordance with this Article 3 and

         (b) in the events under Article 3.2 (a) (bb) (cc) and (b) within 10 banking days since the additional output/services, liability, or reserve has become existent or known (irrespective of whether it is due) or since the date as of when it became definite and irrevocable through non-appealable official assessment or court ruling that the initial assessment of the respective workmen's compensation amount was too high or too low.

         Purchase price reductions under this Article 3 shall be borne by those Sellers as joint and several debtors which have sold shares in the company to which the purchase price reduction is attributable. However, in addition, every Purchaser is entitled to set-off his obligations under this Article 3 not only with claims for a purchase price reduction with regard to the same or another company, which the Purchaser or another Purchaser has vis-a-vis the same Seller, but also with such purchase price reduction claims, which the purchaser or another purchaser has against another seller. Internally, the Sellers will procure an appropriate compensation.


                                    ARTICLE 4
                               Seller's Warranties

The Sellers jointly warrant to each Purchaser in the form of an independent promise of guarantee that the following statements as of the recording of this Agreement, and as of the Closing date and to the extent statements are made for the future, also in future are accurate and complete:

1. The statements in the Preamble of this Agreement with respect to each Company, its shareholders, and all shares existing in the Companies are complete and correct.

2. Each Company is a company with limited liability (Gesellschaft mit beschrankter Haftung) duly organised under the laws of the Federal Republic of Germany and validly existing in accordance with the certified excerpts of the Commercial Register attached hereto as

         Attachment 4.2 of the reference deed and the Articles of Association of EMD A, EMD F, EMD M and EMD B dated December 9, 1993 and EMD S dated June 6, 1994, in the case of EMD F and EMD B with exception only of the difficencies described in the Preamble D and E, which however, will be remedied before the Closing Date as indicated in Preamble F with the effect that the aforementioned articles of association will be valid with the changes pursuant to Preamble F and G. There are neither shareholder resolutions amending the Articles of Association which have not yet been registered in the Commercial Register nor are there any side agreements relating to the constitution and organisation of any Company.

3. Except to the extent disclosed in Attachment 4.3(a) of the reference deed, no Company has direct or indirect participations in other businesses or is under an obligation to acquire such participations. Except to the extent disclosed in Attachment 4.3(b) of the reference deed no Seller, no relative or cohabitant of the Seller and no affiliated enterprise of a Seller, its relative or cohabitant directly or indirectly holds or is under an obligation to acquire a participation in another business engaged in temporary work, procurement of employment, security services or other personal services which compete with any of the Companies' business.

4. No Company has entered with a Seller, another Company or any other person into any enterprise contracts (Unternehmensvertrage) within the meaning of Sec. 291 et seq. of the Stock Corporation Act (Aktiengesetz) nor any agreement relating to the establishment of a silent partnership, neither presently nor at any time in the past.

5. With the exception of Ms. Lips, who however, will assign her shares prior to the Closing Date to the Sellers as can be inferred from Preamble F and G, and the share in EMD F which is held by this company for its own account beyond the Closing Date, there are no shareholders of the Company other than the Sellers and, apart from the Shares, no Seller, related person or affiliated enterprise holds assets which are used for the business operations of any Company. Attachment 4.5 of the reference deed is an accurate and complete description of all shareholders which at any time held shares in any of the Companies as well as of their shareholdings and their duration. During the entire holding period reflected in this Attachment 4.5 the respective shareholder and, to the best knowledge of the sellers, the respective former shareholder was the sole legal and beneficial owner of the shares stated for him. The Sellers and Ms. Lips are the sole legal and beneficial owners of the Shares as reflected in the Preamble of this Agreement. The Shares are free of any encumbrances or any other unconditional or conditional rights for the benefit of other persons. Each Seller has the right and the power to freely dispose of its Shares without the consent of any other party being be required for such disposal or that such disposal would violate the right of any other person. The Shares do not constitute all or substantially all of the assets of a Seller.

6. The Shares are fully paid up by cash contributions and no repayment of capital contributions has been made, neither openly nor concealed, except only for the cancellation of one share in EMD F which had been held by Mr. Schmitz-Mittweg and which have been cancelled with legal and economical effect as of December 18, 1992 without Mr. Schmitz-Mittweg or any other person having any further rights with respect to this share or Mr. Schmitz-Mittweg's role as a shareholder and/or managing director. In particular, all compensation payments owed to Mr. Schmitz-Mittweg have been made so that neither Mr. Schmitz-Mittweg nor any other person can raise any claims in connection with the cancellation of the share. There are no obligations existing or threatening in connection with the Companies or Shares for which a Purchaser would be held liable by becoming a shareholder in a Company.

7. Neither against a Seller nor a Company have any bankruptcy or composition proceedings been initiated nor are there any circumstances which would justify the initiation of such proceedings in the future.

8. The financial statements for the fiscal year 1996, and the 1997 Financial Statements of all Companies (in each case consisting of balance sheet and profit and loss account, the notes) and the management reports of the Companies for the fiscal years 1996 and 1997 (all of the aforementioned statements and reports for all Companies in the following referred to as the "Annual Statements") as well as Closing Statements have been and will be prepared, respectively, in accordance with generally accepted accounting principles (Grundsatze ordnungsgema(beta)er Buchfuhrung) as well as observing continuity in the accounting and evaluation principles and present a view of the assets, finance and results situation of each Company which is in accordance with the actual circumstances. To the extent that there are capitalisation options (Aktivierungswahlrechte) no capitalisation has taken place. To the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included. All statutorily permitted deprecations are taken. All statutorily permitted accruals are made. At the Closing Date the Company has, with exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet, no liabilities other than those which are shown in the Closing Balance Sheet or covered therein by accruals. To the extent that potential and contingent liabilities (including liabilities resulting from the issue of comfort letters), have not been included in the liabilities they have been reflected as below-the-line items on the balance sheet of the Annual Statements. As of the signing of this agreement, no companies have contingent liabilities (including liabilities resulting from the issue of comfort letters), other than those reflected in Attachment 4.8 of the reference deed which will not exceed the maximum amounts stated thereunder. There have been no changes of the asset, finance or results situation of the Companies which would lead to a substantial deviation of the respective Closing Statements from the 1997 Financial Statements. The financial statements of the Companies have been audited and confirmed without reservations for all fiscal years for which this was required under German law and their is and was no obligation existing which would require to produce or have audited consolidated financial statements for several Companies.

9. The receivables reflected in the Annual Statements and still outstanding at the date hereof will be fully collected upon their due date without incurring any non-recoverable collection costs, less any specific or lump sum value adjustment reflected in the Annual Statements or the Effective Statements.

10. The pension accrual shown in the Annual Statements and the Effective Statements duly reflects the cash value of the Company's liabilities from commitments for company pension plans (both direct and indirect commitments) on the basis of a calculation interest rate of 6 per cent and the application of the most recent orientation schedules of Dr. Karl Heubeck. With the exception of the pension entitlements of Mr. Volker Zahn and Mr. Dirk Schrecker for which pension reserves have been made, the pension entitlement of Mr. Kurt Wolf and Mr. Albrecht Kerschbaumer for which pension reserves have also been made, but which will be cancelled prior to the transfer of shares, and those pension entitlements of Ms. Rita Lips which have been already cancelled, the company has not granted any pension entitlements. No Company has granted other benefits within the meaning of the German Occu-pational Pension Act, except only for direct insurance schemes (Direktversicherungszusagen) which are reflected in Attachment 4.10 of the reference deed which states the relevant employees and the total of all annual insurance premiums payable by each Company. All direct insurance commitments are fully funded by insurance contracts with constant annual premiums. There are no insurance premiums outstanding under these insurance contracts for periods until the Closing Date and no Company is obliged in the future to make contributions to the direct insurance scheme in excess of the amount reflected in Attachment 4.10 of the reference deed. However, the Sellers point out that the premiums for the direct insurance scheme increase with an increasing duration of employment.

11. Since January 1, 1997 the management of the Companies has not proposed, the shareholders have not decided upon and the Company have not made any distributions, neither in cash nor in kind, other than those reflected in Attachment 4.11. of the reference deed. No Company has ever distributed any constructive dividends (verdeckte
         Gewinnausschuttungen) neither under corporate nor under tax law.

12. With the exception of the items listed in Attachment 4.12 of the reference deed of the reference deed to this Agreement, all assets necessary for, or used in, the present business operations of the Companies are reflected in the 1997 Financial Statements. The Companies are the sole legal and beneficial owner of all fixed assets (Gegenstanden des Anlagevermogens) used in their business operations. Such assets are free of any encumbrances or any other rights for the benefit of other person. Such assets are in a good operating and conservation condition. The Companies are the sole legal and beneficial owner of all current assets (Gegenstande des Umlaufvermogens) used in their business operations. Such assets are free of any encumbrances and any other rights for the benefits of other persons with the exception of statutory pledges or retention of title rights entered into the ordinary course of business for liabilities which are and will be reflected in 1997 Financial Statements and the Effective Statements.

13. With the exception of the software license agreement with RuN Reiman und Nissle GmbH, which provides for a monthly license payment of not more than DM 6.500,-- for all companies together, and of standard computer software which has been purchased for not more than DM 10,000.- or is licensed for not more than DM 5,000.- per annum, Attachment 4.13of the reference deed to this Agreement is a complete and correct list of all industrial property rights (in particular patents, utility models, trade and service marks, design patents, and topographic rights ) and copy rights which are owned by any Company or with respect to which any Company has been granted a license for use as well as, with respect to such rights in respect to which any Company has been granted a license for use, a list of the relevant license agreements. With the exception of the industrial property rights and copyrights set forth in this list, the Companies in their business operations or for any own software developments do not use any further industrial property rights or copyrights nor are they dependent thereon. To the best knowledge of each Seller no industrial property or copyrights used by a Company have been challenged. The Companies do not own rights in connection with any own software developments. The Company has no outstanding obligations in connection with inventions or software developments under the Arbeitnehmererfindergesetz or otherwise.

14. Between a Company on the one side and another Company, a Seller, a relative or cohabitant of a Seller or an enterprise affiliated with a Company, a Seller, his relative or cohabitant (affiliation, for purposes of this contract, is to be determined in accordance with Sect. 15 sequ of the Stock Corporation Act (Aktiengesetz) as if the Seller, relative or cohabitant were an enterprise) on the other side there are no contractual or de facto relationships existing with the exception of those listed in Attachment 4.14 of the reference deed Company has assumed guarantees, security or other obligations vis-a-vis other parties for the benefit of another Company, a Seller, a relative or cohabitant of a Seller or an enterprise affiliated with a Company, a Seller, his relative or cohabitant.

15. Attachment 4.15 (a) to this Agreement is a complete and correct list of the 20 largest customers of each Company, listing in each case the business volume for the fiscal year 1997. To the best knowledge of each Seller there is no reason to believe that any of such customers of the Companies (with the exception of MST regarding EMD A) (a) will reduce the extent of its dealings with the respective Company to any material degree (when compared with the 1997 business volume) or (b) will require a substantial change of the present terms of his agreements with the respective Company or the practice of hiring-out employees from the Company. There has been and is no violation of agreements with the aforementioned 20 largest or with any other customers existing, which could give raise to customer claims in excess of DM 5.000-- per customer (with the exception of PAGO relating to EMD S in an amount of a maximum of DM 30.000,--) or DM 100.000.-- per Company and to the best knowledge of each Seller there is no reason to believe that the continuation of the Companies' business would lead to such a violation, complaints or claims.

16. Attachment 4.16(a) to this Agreement is a complete and correct list of all employees of the Company (including newly hired employees and executive personnel) other than temporary workers. No managing director, branch manager, disponent or telephone sales person, all of whom are accurately marked therein, has declared an intention to terminate the employment relationship with the Company. On March 31, 1998, the Companies had the number of temporary workers stated in Attachment 4.16 (b) of the reference deed for each individual Company separately. Upon request of the Purchasers, Mr. Dirk Schrecker, Mr. Volker Zahn, Mr. Kurt Wolf and Mr. Albrecht Kerschbaumer will serve for at least another three years after the Closing date as managing directors of the Companies, a purchaser or one or several other German subsidiaries of AHL Services Inc. engaged in the hiring out of employees or in the procurement of labour to the same extent as before and without side jobs. There are no labour law disputes pending or threatening which could or give raise to claims in excess of DM 5,000.-- in the individual case or DM 50,000.-- in the aggregate for all cases related to any individual Company. To the best knowledge of each Seller, no claims have been raised by present or former employees of any Company against customers of any Company and no such claims are threatening. Currently, it is not intended to terminate any managing director, branch manager, disponent or telephone sales person and there are no claims outstanding of employees who have been terminated by any Company or have received a termination notice until today. With the exception of potential claims resulting from pending labour law disputes of less than DM 5,000.-- in the individual case and less than DM 50,000.-- in the aggregate for all disputes related to any individual Company, all wages and other compensations to employees of any Company have been paid when due. To the best knowledge of each Seller until today there have been no injuries of employees or their assets which could give rise to workers' compensation claims against any Company, any of its customers or a workmen compensation association. To the best knowledge of each Seller there is no reason to believe that the percentage or duration of employees not being hired out should be higher in future. There has been no works council formed by the employees of any Company or Companies, and to the best knowledge of each Seller there is no reason to believe that the employees will implement a works council. No Company has entered into or otherwise is bound by collective bargaining agreements or shop agreements with the exception of agreements pursuant to ss.1 subsec 1 and 2 Arbeitnehmerentsendegesetz and no Company is a member of an employers' union. Presently no more than 80 employees of the Companies are indirectly bound to a bargaining agreement viass.1 subsec 1 and 2 a Arbeitnehmerentsendegesetz. Existing is an internal regulation for business operation which is attached as Attachment 4.16 (c) of the reference deed.

17. Attachment 4.17 of the reference deed to this Agreement is a complete and correct list of all bank accounts of the Companies, the respective signatories, as well as the guarantees and other security which a Company, a Seller, or any other person has assumed for liabilities of a Company.

18. Attachment 4.18 to this Agreement is a complete and correct list of all insurances taken out by, or for the benefit of, the Companies or their business operations with the exception of any insurance of the motor vehicles used in the Company's business operations. The respective policy holder is in good standing with respect to its obligations under the insurance contract. Insurances which lapse upon the acquisition of the Company by the Purchasers, a transformation of a Company into a partnership or a change in the Company's management are marked.

19. Attachment 4.19.1 to 4.19.2 of the reference deed and the subsequent subparagraphs include a complete and correct list of certain important (written or orally concluded) agreements and obligations of the Companies (hereinafter referred to as the "Material Contracts"), i.e. all agreements and commitments of any Company which relate to one of the following items or have been concluded with, or granted to, one of the following parties:

         19.1 All general agreements and, even if not listed in the attachment, all other agreements with the 5 largest customers of each Company as of December 31, 1997 within the meaning of
                  Article 4.15;

         19.2 All agreements and obligations relating to the acquisition, divestiture, encumbrance or other disposal of real estate or real-estate-like rights;

         19.3 All agreements relating to the acquisition or the divestiture of fixed assets (Gegenstande des Anlagevermogens) including intangible assets, physical fixed assets and financial assets whose value exceeds DM 50,000.-- per item or, in the case of related matters, collectively DM 100,000.--, unless fully performed by both sides;

         19.4 All usufructuary lease agreements (Pachtvertrage), rental agreements (Mietvertrage) or leasing arrangements to the extent that they trigger annual payments of DM 25,000.-- per item or, in the case of related matters, collectively of DM 50,000.--, while standard car lease agreements are included in this list only if in the individual case triggering annual payments in excess of DM 25,000.--;

         19.5 The validly existing oral software license contract with RuN Reimann und Nissle GmbH, the material content of which can be inferred from the draft agreement attached as Attachment D which is intended to confirm the existing agreements, and all license agreements into which a Company as licensor or licensee has entered other than standard software license agreements which provide for license fees of more than DM 5,000.-- per annum;

         19.6 All credit agreements into which a Company, as lender or borrower, has entered, with the exception of employer loans to Ms. Schuldner (DM 40.000,--) and Ms. Staudenmaier (DM 10.00,--) and customary extensions of the due date of receivables or payables agreed to in the ordinary course of business, as well as all factoring arrangements;

         19.7 All agreements with domestic or foreign intermediaries, representatives, agents or employment agencies as well as all similar agreements;

         19.8 All employment agreements which provide for an annual aggregate remuneration of more than DM 100,000.-- (including fringe benefits, bonus and other agreed or discretionary benefits) or whose period of termination exceeds three months as well as all agreements with advisers to the extent that they trigger annual payments which exceed DM 24,000.-- or provide for a termination period in excess of three months;

         19.9 All agreements, practice and obligations relating to pensions, other social benefits, profit participations, turnover participations or other bonuses as well as similar agreements;

         19.10 All co-operation and similar agreements with third parties as well as any agreement or obligation having an restrictive impact on competition;

         19.11 All agreements or obligations which have been entered into or assumed outside the ordinary course of business of a Company to the extent that they trigger lump sum or annual payments of DM 5,000.-- per item or, in the case of related matters, collectively DM 10,000.--;

         19.12 Other agreements and obligations which trigger lump sum annual payments exceeding DM 100,000.-- per item or, in the case of related matters, collectively DM 150,000.--;

         The validity or enforceability of none of the Material Contracts has been legally contested or questioned. No Material Contract is terminated nor to the best knowledge of each Seller about to be terminated. Neither a Company nor to the best knowledge of each Seller its respective contractual partner have breached, or are violating or in default with respect to, any Material Contract nor are any complaints or claims because of such a breach, violation or default existing or threatening, neither presently nor in the case of the continuation of a Company's business. The transaction contemplated in this Agreement to the best knowledge of each Seller will not give any party an express right to termination or amendment of a Material Contract.

20. Attachment 4.20 of the reference deed to this Agreement is a complete and correct list of all powers of attorney issued by any Company and presently in force which are not reflected in the excerpt from the commercial register attached as Attachment 4.2. of the reference deed.

21. The Company has duly prepared and timely filed all tax returns and notifications vis-a-vis the social security organisation, without making use of any extension of regular time limits (except for regular permanent extensions available for VAT purposes). All taxes (here and in the following including ancillary charges such as interest, fines and penalties and including tax deductions for which a Company can be held liable such as pay roll and withholding tax), all contributions to workmen compensation and trade associations, social security contributions (Sozialversicherungsbeitrage) and all other public law dues of any kind (here and in the following including compensations pursuant to the Act concerning Disabled Employees) owed by any Company, or for which any Company can be held liable (including pay roll tax, withholding tax and social security deduction) have been duly and timely declared and paid upon their due date or, to the extent that such taxes, all contributions to workmen compensation and trade associations, social security contributions and other public law dues have not yet been due at the respective statement day have been or will be accrued for in the balance sheets being part of the Annual Statements at an amount which will cover all such liabilities. From the contributions assessed by the workmen compensation association for the calendar year 1997, each Company has retained up to 20 % of its contribution and has shown in its 1997 Financial Statements a liability which will be sufficient to cover all such outstanding contributions to the workmen compensation plus any interest and charges which may be levied in connection therewith. In particular, all withholding taxes, all corporate income tax (Korperschaftsteuer zur Herstellung der Ausschuttungsbelastung), and solidarity surtax arising in connection with the dividends reflected in Attachment 4.11 of the reference deed have been paid (all ancillary charges inclusive). Any --------------- claims for tax refunds reflected in the 1997 Financial Statements have been or will be fully allowed and paid by the tax authorities. Taxwise all distributions decided or made since 1. January 1997 (irrespective for which business year) have been made or are made from previously taxed "EK-accounts" as from fully taxable profits so that no imputation tax applies. All social security organisations and the workmen compensation associatious repeatedly reviewed the amount and the payment by the Companies of social security contributions and contributions to the workmen compensation without any substantial mistakes, delays or shortfalls having been discovered, except only for workmen contributions retained with respect to former appeals below the amount by which the assessment had been reduced as a consequence of the settled appeal. Unless stated in Attachment 4.21(a) of the reference deed there are no appeals or disputes pending or threatening between the tax authorities, workmen compensation associations or social security organisation and a Company and the dispute listed in Attachment 4.21 (a) only relates to a potential reduction of the contributions to the workmen compensation association. Attachment 4.21(b) of the reference deed to this Agreements is a complete and correct descriptions of the corporate income tax structure of the usable equity of each Company (verwendbares Eigenkapital) shown in the Annual Statement for 1997. No Company is participating or has participated in a fiscal unity. The title and beneficial ownership to all shares in the

         Companies have at any time been held by shareholders who, during the period of their shareholding, were subject to unlimited German tax liability.

22. The Companies have applied for, received and used all public grants (including subsidies regarding the employment of employees for which employment is difficult to achieve, hereinafter referred to as "long-term unemployed") only in accordance with applicable law and in compliance with all regulatory orders, conditions and impositions. No such grants will have to be repaid as a result of the consummation of the transactions reflected in this Agreement or due to other circumstances already known. The minimum employment period during which subsidies for long-term unemployed can be reclaimed if terminated by a Company without good reason does for no long-term unemployed exceed two years and the total of all subsidies which have been or will be received for any periods before or up to today for such long-term unemployed for which the minimum employment period has not yet lapsed as of today does not exceed, except of subsidies for which no potential risk of repayment exists, DM 200,000.-- in the aggregate for all Companies.

23. Attachment 4.23 of the reference deed to this Agreement is a complete and correct list as of May 20, 1998 of all legal disputes and regulatory proceedings to which any Company or employees of any Company (to the extent that such disputes or proceedings could result in a liability of a Company) are party or subject or which, to the best knowledge of a Seller, are pending or threatening between an employee of any Company and a customer of any Company and which can give raise to claims in excess of DM 5,000.-- in the individual case of DM 50,000.-- in the aggregate for any individual Company. Since then, no additional or legal disputes or proceedings in the aforementioned sense have been impending and not such disputes or proceedings are threatening, with the exception of legal actions for the collection of receivables, which in their scope. do not exceed the customery for the companies. Aside from the listed disputes and proceedings no disputes or proceedings are impending nor are there any circumstances which are likely to give rise to such disputes or proceedings.

24. Each Company holds an unconditional and permanent licence for temporary work pursuant to Section 1 subsec 1 sentence 1 Arbeitnehmeruberlassungsgesetz ("AUG") free from any obligation. EMD A and EMD M each also hold an unconditional and permanent license for procurement of labour pursuant toss.23 sequ. Arbeitsforderungsgesetz ("AFG"), now ss. 291 sequ. Sozialgesetzbuch Vol. III (SGB III) free from any orders. EMD B, has applied and is expected to be granted in the near future a license for procurement of labour free of any orders. EMD A is entitled by registration with the Handwerksrolle to provide services in the field of electro installation, such registration being free from any time limits, conditions or orders. Presently, the services of not more than 15 exclusively of EMD A's employees is depending upon this registration. In connection with the granting of the permanent temporary work license the Employment Offices in charge for the last time have reviewed the activities of each Company and have not discovered any violations of the AUG or other regulations, nor raised any complaints. No Company has hired out or is hiring out employees to the construction sector in violation ofss.1b AUG or other or former regulations, except only for the Magdeburg branch office of EMD S which, from April 25, 1996 until October 25, 1997 had by mistake hired out not more than 40 employees to the construction sector. This has been fully disclosed to the competent State Employment Office already in Spring 1997 and, apart from a potential small fine against the management, no other negative consequences will result from this incident. Each Company has duly and timely made all notifications and filings which have to be made with the Employment Office, the social security organisations, the workmen compensation association and any other authorities. Neither a revocation nor any restrictions of the temporary work license or the licenses regarding procurement of labour is impending. The Companies held temporary work licenses and as regards EMD A and EMD M employment procurement licenses and EMD A was registered with the Handwerksrolle at any time for which this was required and the activities of the Companies and their business do not and did not require other regulatory permits. The business facilities of the Company have been erected in compliance with all applicable law and regulatory orders (especially in the area of construction law and trade law). Neither their operation nor the present or former business operations of any Company nor any of a Company's present or former products, services, agreements with customers or employees or their contemplation at any time have violated nor presently violate requirements or limitations existing under the AUG, AFG, SGB III, other labour laws or other German or non-German laws or regulatory orders presently or at that time applicable, except only for potential minor mistakes which may have happened with respect to limitations existing under the AUG which, however, have meanwhile been fully remedied and cannot lead to a revocation, restriction, time limitation or refusal of any of the aforementioned existing or applied for licences regarding temporary work and procurement of labour and which cannot result in liabilities, fines or other substantial consequences for a

         Company, or its management, personnel or customers. Neither a customer nor employee of any Company, nor the authorities or courts have raised any concerns and objections against a Company's business operations and its practice of hiring out employees and to the best knowledge of each Seller there are no circumstances existing which could preclude or hinder any Company from continuing its business activities and its practice of hiring out employees, and in the case of EMD A and EMD M also the procurement of labour, in the same manner as in the past.

25. The Companies do not own real estate or similar rights or usage rights (Verwertungsrechte) with respect thereto, neither as legal nor as beneficial owner. The real estate used by the Companies whether or not such real estate is the property of the Companies or third parties as well as the other operational facilities are free of any pollution of soil, ground water, air or any other environmental pollution for whose curing and cleaning up a Company could be held liable on a contractual basis or as "Verhaltensstorer" and to the best knowledge of each Seller there is also no pollution for whose curing and cleaning up a Company could be held liable as "Zustandsstorer".

26. Since December 31, 1997, the business operations of each Company have been and will be conducted exclusively in the ordinary course of business, in accordance with cautious practice and substantially in the same manner as before; there have been no materially adverse changes with respect to such business operations or the asset, financial or result situation or with respect to important assets or contracts of any Company. Since December 31, 1997 unless in the ordinary course of business, no hidden reserves have been dissolved or withdrawn.

27. To the best knowledge of each Seller all information supplied to the Purchasers and their advisers by the Sellers prior to the recording of this Agreement is complete, correct and accurate in any respect. It is not misleading and does not omit anything relating to the Shares, the Companies and their business operations which would be important for the individual information or which the Purchaser at the time of the recording of this Agreement for the evaluation of such information should know. To the best knowledge of each Seller there are no material facts or circumstances which in future could have a materially adverse impact on any Company and its business operations with the exception of general developments of the economy or the market.

                                    ARTICLE 5
                               Legal Consequences

1.       If one or several of the statements for which a Seller pursuant to
         Article 4 of this Agreement or pursuant to Article 4 will assume in the assignment deed a guarantee turns out not to be accurate or incomplete, then the Purchasers have the right to demand that those Sellers who sell Shares under this Agreement in a Company affected by the inaccurate or incomplete statement as joint debtors (Gesamtschuldner) within an appropriate period of time but in any case not later than 20 banking days after receipt of such demand produces the situation which would exist were such statements correct. If the respective Sellers within such period of time do not produce the situation which is in accordance with this Agreement or if such production of conditions in accordance with this Agreement is not possible, then the Purchasers have the right to demand from the aforementioned Sellers as joint debtors monetary damages including consequential damages and lost profits. The monetary damage is payable to the Purchasers proportionately to the nominal value of their shareholdings in the Company for which the representation was not correct or incomplete or, at the option of the Purchasers to the affected Company. The legal principle expressed in Sect. 460, 464 of the Civil Code (Burgerliches Gesetzbuch) andss.377 of the Commercial Code does not apply. In particular, the Purchasers are not unable to claim damages due to the fact that they got knowledge of the circumstances described in the Preamble and, either themselves or their advisors, comment on those documents which are to be prepared pursuant to Preamble F.If any guarantee which has been assumed by the Sellers expressly depends on whether they know or should have known certain circumstances, this shall also be the case if another Seller or an employee of the Company which is listed in Attachment 4.16 (a) of the reference deed know or should have known thereof.

2. In the amount of each Sellers' liability pursuant to Sect. 5.1 hereof is in any case limited to the amount of his or her portion of the entire Purchase Price for all Companies. This limitation does not apply with respect to liability of a Seller for malicious and intentional violation of guarantees.

3. Subject to Article 5.4 hereof, all warranty rights of Purchaser pursuant to this Article 5 are subject to a limitation period of three
         (3) years. This does not apply to legal defects of the Share sold with respect to which limitation period of 15 years applies and such 15-year limitation period shall also apply to any other violation of Article 4.1, 4.2, 4.5 or 4.6 warranty rights of a Purchaser and Article 5.1 in connection with Article 4.5 or Article 4.6 with respect to obligations existing or arising vis-a-vis former or present shareholders or managing directors of any Company, whereby for claims which are asserted after ten years since the Closing Date, the liability of each Seller will be limited to one half of his total share of the Purchase Price for all companies. Condition for such liability of a Seller after ten years is the fact that he has sold a share which is affected by the violation of a guarantee described in Article 5.3 sentence 2. The limitation period shall start to run with the Closing Date.

4.       Any claims because of non-fulfilment of the warranties assumed in Sect.
         4.21 expire due to the running of the limitation period one year after the underlying tax assessments have become final and non-reputable for the respective taxes and the respective assessment period, after the final and non-re-reputable assessment of the relevant contributions by the workmen compensation and trade association and the final and non-reputable review of the respective social security contributions by the social security institutions, respectively; this does not apply for cases of tax fraud and grossly negligent tax reduction in which case the limitation period shall expire only one year after the respective taxes can no more be claimed by the tax authorities due to limitation periods.

5. Damage claims due to any constructive dividends shall include a compensation for all arising taxes, losses of tax credits associated with "EK accounts" and any other tax disadvantages, but shall not entitle a Purchaser or a Company to reclaim the distributed amount, unless the constructive dividend resulted in the repayment of registered share capital or in equity of a Company falling below the Closing Equity.

6. Purchasers shall cause the Companies to permit Sellers or their advisers who are bound by professional secrecy obligations to get involved in all tax field audits of a Company for the period before the Closing Date. The Purchasers shall procure that the Companies inform the Sellers about the announcement or commencement of such field audit without any undue delay. If no agreement can be reached about the results of any such field audit, then

         Purchaser shall upon joint request of Sellers cause the respective Company to initiate legal proceedings against the respective tax assessment (Steuerbescheid) and, if necessary, conduct a legal action in accordance with Sellers' instructions. The cost of any such legal action shall be borne by Sellers.

7. In the event of the violation of a guarantee or another substantial obligation under this contract by a Seller, the Purchasers shall have the right to resign from this contract (also with regard to all other Sellers and companies), which can only be excercised until the Closing Date, provided that the Sellers do not eliminate, immediatley and without remaining disadvantages, all facts resulting from a violation of the guarantees or this agreement. With the exception of this right to resign and the remaining rights under Articles 4 and 5 of this contract, all statutory representations and warranties of the Sellers are excluded.

8. Any payment claims of the Purchasers against the Sellers under this Art. 5 shall first be set-off against the claims of the Sellers for payment of the Third Tranche and the Fourth Tranche, irrespective to which Seller and Purchaser the respective payment claim and Tranche relates. Only for the purpose of this set off against Tranches, all Sellers are jointly liable for the payment obligations under this
         Article 5, even if they are not selling Shares in the Company for which the guarantee was incorrect or incomplete. Only any excess claims of the purchasers, i.e. after all outstanding Tranches of all Sellers have been used for set-off, shall then be collected from the Sellers, first from the Sellers of the Company or Shares for which the guarantee was incorrect or incomplete and, if any of these Sellers does not effect such payments with value within three bank business days since the Purchaser's payment request, from those other Sellers who are jointly liable as described in Article 5.1.


                                    ARTICLE 6
                             Covenant not to compete

1. The Sellers undertakes for a period of three (3) years from the signing of this contract within the territory of Germany defined hereinafter not to conduct any activity with which it would directly or indirectly compete with the present business operations of any Company or which would directly or indirectly result in such competition. This non-compete obligation includes the obligation of each Seller not directly or indirectly to become en-gaged in the hiring-out of employees, the procurement of employees or similar personnel services. As part of this non-compete, the Sellers undertake for the period of three (3) years from the signing of this agreement not to cause any employees of any Company to assume employment with another employers (including a Seller, a relative or cohabitant of a Seller, an affiliated enterprise of a Seller, his relative or cohabitant or a competitor or customer of the Company) and not to procure or otherwise support that employees of any Company assume an employment with another employer. The Sellers shall especially not establish or acquire any business which would, directly or indirectly, compete with the business operations of any Company, or acquire a participation in such business act for or support such business or employee, advisor or otherwise. Apart from enterprises hiring-out employees also enterprises offering employment agency or other personnel services do qualify as competitors. This covenant not to compete does not apply to the acquisition of not more than 10 per cent of the shares of companies listed on a stock exchange.

2. The non-compete obligations under this Article 6 apply to activities within Germany; it applies also to activities conducted outside of Germany, to the extent they compete with the business operations of any Company within Germany, in particular the employment, hiring out or procurement of employees resident in Germany or to the providing of temporary work or employment procurement services to customers within Germany or for work in Germany from abroad.

3. Until January 1, 1999, Sellers holding direct or indirect participations or interests in any enterprises disclosed in Attachment
         4.3 of the reference deed shall sell and transfer these direct or indirect, legal or beneficial participations and interests without retaining any interest to a person who is neither a related person or cohabitant of a Seller nor an enterprise affiliated with a Seller, his relatives or cohabitants or, if such a sale and transfer cannot be achieved in time, until January 1, 1999 shall unconditionally and irrevocably declare the termination of the respective company, partnership or participation or interest to the next possible date, however not later than with effect as of December 31, 2001. Apart from this entitlement to maintain these passive investments with relevant entities for a limited period, the non-compete obligations under this
         Article 6 do not allow a Seller to support or to become active with respect to any such entity. The respective Sellers are obliged to keep the Purchasers (represented by Mr. Ernest Patterson) informed on the status of their negotiations on such divestitures and on all activities in connection with these participations on a current basis. Should the economic and legal effect of the aforementioned sale or transfer, not take place or should the termination not be declared within this time limit or should the termination not become effective until December 31, 2001, the holding of the direct or indirect participations and interests in these entities with effect from January 1, 1999 on constitutes a violation under this Article 6 and in addition to other claims hereunder, the Purchasers may demand from the respective Seller that all benefits stemming from the respective participations be transferred to them.

4. If a Seller violates the covenant not to compete set forth in Section 6.1, 6.2 and 6.3 continues such violation despite of warning by a Purchaser or a Company, then the Seller shall be liable to pay a contractual penalty in the amount of DM 300,000.-- (in words: Deutsche Mark three hundred thousand) to the Purchasers. In case of a continuing violation the Seller has for each further month that the violation continues to pay a further contract penalty in the amount of DM 300,000.-- (in words: Deutsche Mark three hundred thousand). Any rights of Purchasers to demand compensation for further damages incurred by them or a Company and discontinuance of the prohibited conduct shall remain unaffected. If inspite of the declaration of the termination of his participation before January 1, 1999 with effect for the next possible date, however not later than with effect as of December 31, 2001, a Seller - because of reasons for which he is not responsible - does not succeed to terminate his shareholding with effect as of December 31, 2001 and taking all required actions, at the latest, such participation shall trigger the aforementioned contractual penalties under Article 6.4 sentence 1 and 2 only from 1st of January 2002 onwards.


                                    ARTICLE 7
                       Confidentiality and Press Releases

1. The Sellers shall keep secret their knowledge about the Companies and the business operations if the respective facts are not publicly known and to the extent that no legal disclosure requirements exist and shall further not use such confidential information for itself or for others. In particular, the Seller undertakes to keep secret all matters in connection with those facts and measures described in the Preamble of this contract.

2. The parties to this Agreement agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the respective other party and its affiliated companies.

3. The Sellers shall not make any press release nor similar public announcements with respect to the transaction contemplated in this Agreement, unless with the prior written consent of the Purchasers.


                                    ARTICLE 8
                                  Miscellaneous

1. Clearance by the cartel authorities has been achieved. The parties will co-operate in order to make the required certifications following to the signing of the Purchase Agreement. Also with respect to other issues, the parties undertake to support each other in the execution of this contract. In particular, the Sellers will, upon the request of the Purchasers, on the Closing Date or before, co-operate in the granting of securities, including the shares and other assets of the companies, for acquisition financing to be undertaken by the Purchasers within a reasonable scope, provided that this obligation to co-operate is subject to the condition precedent of the "becoming valid" of the assignment of the shares to the Purchasers.

2. Each party to this Agreement bears the cost of its advisers. The costs of the notarisation of this agreement, the reference deed and the assignment deed will be borne by the Sellers with one half of its amount up until a maximum of DM 67.000,-- net with the remaining costs being borne by the Purchasers. Between the individual Purchaser and Sellers of Shares in each Company, the notarial costs attributable to the respective Company (pro rata based on the attributable Purchase Price portion) shall be allocated pro rata to the nominal value of Shares in the Company sold or acquired by them, respectively. Claims of the Sellers under this Agreement can be assigned only with a prior written consent of the respective obligor.

3. This Agreement, including this provision, may only be amended or supplemented by written or, if necessary, notarial instrument. Any agreements made heretofore between the parties to this Agreement are superseded by the conclusion of this Agreement.

4. Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other parts shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by a valid and enforceable provision which serves best the economic interest of the contract parties originally pursued by the invalid or unenforceable provision.

5. This Agreement shall be governed by the laws of the Federal Republic of Germany. For the event that claims are asserted under this Agreement against a Seller who has moved his domicile or habitual place of residence after the conclusion of this Agreement to a place outside the Federal Republic of Germany or if his domicile or habitual place of residence is not known at the time of the initiation of such legal action, the parties agree on the registered office of <Purchaser which as non-exclusive venue>.